EXHIBIT 10.1

SECOND AMENDMENT
TO THE
AMERICAN EXPRESS SENIOR EXECUTIVE SEVERANCE PLAN
(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2011)

Pursuant to the authority delegated to him by the Compensation and Benefits Committee of the Board of Directors of American Express Company, the Senior Vice President Global Compensation & Benefits approves the following amendments to the Senior Executive Severance Plan (as amended and restated effective January 1, 2011) (the “Plan”), to be effective as of July 23, 2013:

1.           Articles 5, 6, 7, 8, 9 and 10 of the Plan are hereby renumbered Articles 6, 7, 8, 9, 10 and 11, respectively, and corresponding changes to the Sections in such Articles and cross references to such Articles and Sections are hereby approved.

2.           A new Article 5 entitled “Payment of Annual Incentive Award” is hereby added, which shall provide in its entirety as follows:

“5.1           Pro-Rated Bonus.  Subject to Section 5.4, if applicable, if an Employee is eligible to receive benefits under the Plan as a result of such Employee’s Separation from Service from an Employing Company pursuant to Article 2, then the Employee will be entitled to receive a pro-rata portion of his or her Bonus for the Plan Year in which his or her Separation from Service occurs if: (a) the Employee signs the Agreement required by Section 3.5 on or after September 1, 2013; and (b) if the Employee is an Executive Officer, the Committee approves the payment of the Bonus to the extent required by Section 2.2.

5.2           Amount of Pro-Rata Bonus.  Subject to Section 5.4, if applicable, the amount of the pro-rata Bonus payable under Section 5.1 shall be an amount equal to a pro-rated portion of the Bonus received by the Employee for the Plan Year immediately preceding the Plan Year in which the Separation from Service occurs.  Pro-ration shall be based on the number of days from the beginning of the Plan Year in which the Separation from Service occurs through the date of the Employee’s Separation from Service, over the total number of days in that Plan Year.  (For the avoidance of doubt, pro-ration shall not take into consideration any portion of an applicable Separation Period.)

5.3           Time and Form of Payment.  The payment of a pro-rata Bonus under this Article 5 shall be made at the time and in accordance with the normal payment terms applicable to the Bonus, which is usually in the first quarter of the following year.  Payment of the pro-rata Bonus under this Article 5 shall be made in cash.  For the avoidance of doubt, the pro-rata Bonus payable under this Article 5 shall not be considered severance pay for purposes of Article 4.

5.4           Section 162(m) Exemption.  Notwithstanding any other provision of this Article 5, if the Employee’s Bonus for the year in which the Employee Separates from Service was granted under the Company’s 2007 Incentive Compensation Plan, as amended and restated, or a successor plan thereto, so that the Bonus may qualify for the performance-based compensation exemption to the deduction limitation under Section 162(m) of the Code, then the payment of such pro-rata Bonus under this Article 5 shall require that (a) the performance goal(s) (or at least the threshold level of performance if the amount of the Bonus depends on the level of performance) required by the Bonus is satisfied, and (b) the Committee certifies satisfaction of such performance in writing.  In addition, the amount of a pro-rata Bonus subject to this Article 5 shall remain subject to the exercise of negative discretion by the Committee in accordance with the terms of the Bonus.  Bonuses subject to this Article 5 shall be administered and this Article 5 shall be interpreted consistent with the intention that the Bonus qualifies for the performance-based compensation exemption from the deduction limitation under Section 162(m) of the Code.

5.5           Tax Withholding.  The Employing Company shall deduct from the amount of any pro-rata Bonus payable under this Article 5 any amount required to be withheld by the Employing Company by reason of any law or regulation for the payment of taxes or otherwise to any federal, state, local or foreign government.  In determining the amount of any applicable tax, the Employing Company shall be entitled to rely on the number of personal exemptions on the official form(s) filed by the Employee with the Employing Company for purposes of income tax withholding on regular wages.

5.6           Administration, Interpretation and Limitations.  The payment of a pro-rata Bonus under this Article 5 is subject to the provisions of Section 3.6, Section 11.5 and Section 11.6.”

3.           Section 11.5 (as renumbered) is hereby amended and restated in its entirety to provide as follows:

“11.5           Section 409A.  It is intended that the benefits under the Plan and the payment of a pro-rata Bonus under Article 5, if any, are either exempt from, or compliant with, the requirements of Section 409A, so as to prevent the inclusion in gross income of any benefits or pro-rata Bonus accrued hereunder in a taxable year prior to the taxable year or years in which such amounts would otherwise be actually distributed or made available to the Employees.  The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent and the Policy.  To the extent that a distribution or payment to an Employee is not exempt from Section 409A and is required to be delayed by six months pursuant to Section 409A, such distribution shall be made no earlier than the first day of the seventh month following the Employee’s Separation from Service, and any payments that otherwise would have been paid to the Employee during the six-month period immediately following the Employee’s Separation from Service shall be paid to the Employee in a lump sum on the first day of the seventh month following the Employee’s Separation from Service, or as soon as administratively practicable thereafter, but in no event later than 90 days thereafter.”

Dated:  July 23, 2013

AMERICAN EXPRESS COMPANY

By:	/s/ David Kasiarz
Its:	Senior Vice President Global Compensation & Benefits